Exhibit 4.5

Date: October 15th, 2020

Promissory Note Issuer: Digerati Technologies, Inc.

Re: Convertible Promissory Note Payoff Agreement

This letter is to confirm an agreement, whereby Platinum Point Capital, LLC agrees to accept $139,000.00 from Digerati Technologies, Inc. (“the Issuer”) as consideration to extinguish certain convertible promissory notes and share purchase agreements entered into by both parties on July 11th 2019, and on October 18th, 2019 as outlined below:

●	July 11th, 2019 Convertible Promissory Note

o	Total Remaining Balance: $72,529.60

●	October 18th, 2019 Convertible Promissory Note

o	Total Remaining balance: $68,168.10 (Minus agreed disc. of $1,697.70)

Total Balance Due:	$139,000.00

Upon confirmation of receipt of the wired funds from the Issuer, Platinum Point Capital will provision the Issuer with a zero-balance letter with regards to convertible promissory notes referenced in this email.

Feel free to contact us if you have any questions.

Sincerely,

Brian Freifeld

/s/ Arthur L Smith	/s/ Brian Freifeld
Art Smith : Digerati Technologies Inc	Brian Freifeld : Platinum Point Capital